                                                      REGISTRATION NO. 333-65915

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                         Anadarko Petroleum Corporation
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                           76-0146568
           (STATE OR OTHER JURISDICTION                              (I.R.S. EMPLOYER
         OF INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NO.)
              17001 NORTHCHASE DRIVE                                   SUZANNE SUTER
             HOUSTON, TEXAS 77060-2141                            17001 NORTHCHASE DRIVE
                  (281) 875-1101                                 HOUSTON, TEXAS 77060-2141
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,                   (281) 875-1101
  INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL     (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                 EXECUTIVE OFFICES)                                       NUMBER,
                                                        INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                             ---------------------
        Approximate date of commencement of proposed sale to the Public:
     From time to time after this Registration Statement becomes effective.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   [ ]


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.   [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

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                                                                 PROPOSED MAXIMUM       PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF              SHARES TO BE       OFFERING PRICE           AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED             REGISTERED         PER SHARE(1)          OFFERING PRICE     REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.10 par value, and Rights
  attached thereto..........................     500,000            $39.96875             $19,984,375            $5,895
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

(1)  Estimated solely for the purpose of calculating the registration fee.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


     PURSUANT TO RULE 457(c), THE OFFERING PRICE AND REGISTRATION FEE ARE COMPUTED ON THE BASIS OF THE AVERAGE OF THE HIGH AND LOW PRICES OF THE COMMON STOCK, AS REPORTED ON THE NEW YORK STOCK EXCHANGE, INC. COMPOSITE TRANSACTION REPORTING SYSTEM FOR OCTOBER 16, 1998.

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

PROSPECTUS

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                        [ANADARKO PETROLEUM CORP. LOGO]

                         500,000 SHARES OF COMMON STOCK
                            ------------------------

The Anadarko Dividend Reinvestment and Stock Purchase Plan offers you a variety of convenient, low-cost services to make it easier for you to invest in Anadarko Petroleum Corporation common stock. The Plan has various features designed for long-term investors who wish to invest and build their share ownership over time. The Plan offers a convenient and economical means to own shares. UNLIKE AN INDIVIDUAL STOCK BROKERAGE ACCOUNT, THE TIMING OF PURCHASES AND SALES IS SUBJECT TO THE PROVISIONS OF THE PLAN. PLEASE SEE QUESTIONS 4, 9 AND 16 UNDER TERMS AND CONDITIONS OF THE PLAN.

In addition, the Plan will provide Anadarko with a means of raising additional capital for general corporate purposes through sale of common stock under the Plan. Whether significant additional capital is raised may be affected, in part by Anadarko's decision to waive the limitations applicable to optional cash purchases and, in part, by Anadarko's decision to sell newly issued shares of common stock to fulfill the requirements of the Plan. Please see Question 10 regarding Anadarko's criteria for granting a Request for Waiver.

You can participate in the Plan if you are a registered holder of common stock. If you do not own common stock, you can become a participant by making your initial purchase directly through the Plan. The Plan offers you the opportunity to reinvest dividends and provides an alternative to traditional methods of buying, holding and selling common stock.

Read on for a more detailed description of the features of the Plan as offered by Anadarko. If you would like to participate in the Plan, complete the enclosed Enrollment Form and mail it to the Administrator in the reply envelope provided for your convenience.

You should read this Prospectus carefully so you know how the Plan works and then retain it for future reference.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                October   , 1998



THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE RELATED REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY APPLICABLE STATE SECURITIES COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS


Key Features of Plan..............    2
Terms and Conditions of the
  Plan............................    3
Where You Can Find More
  Information.....................   11
The Company.......................   12
Use of Proceeds...................   12
Description of Capital Stock
  and Restated Certificate
  of Incorporation................   12
Legal Matters.....................   14
Experts...........................   14


                             ---------------------

                            KEY FEATURES OF THE PLAN

ANYONE CAN PARTICIPATE

If you currently own common stock registered in your name you may participate in the Plan. If you do not own any common stock, you can participate in the Plan by making your initial investment in common stock through the Plan with a minimum initial investment of $1,000 and not more than $120,000.

AUTOMATIC DIVIDEND REINVESTMENT

You can reinvest your dividends in additional shares of common stock. Your dividends will be used to buy additional shares of common stock at a 5% discount from the prevailing market price. To participate in the dividend reinvestment feature you must hold a minimum of 25 shares.

OPTIONAL CASH PURCHASES

You can buy common stock without paying fees or commissions if you are a participant in the Plan. You can make monthly investments from $50, up to a maximum of $10,000 and you can either pay by check or have your payment automatically deducted from your bank account. In certain instances, however, Anadarko may permit greater optional cash purchases.

CONVENIENT SHARE SALES

You can sell common stock and pay fees lower than those typically charged by stockbrokers for small transactions.

FULL INVESTMENT

Full investment of your funds is possible because you will be credited with both whole shares and fractional shares. Dividends will be paid not only on whole shares but also proportionately on fractional shares.

SHARE SAFEKEEPING

You can deposit your common stock certificates with the Administrator for safekeeping, at no cost to you. You can request withdrawal of any or all of your whole shares of common stock. A certificate for those shares will be sent to you, free of charge.

GIFTS AND OTHER SHARE TRANSFERS

You can make gifts to others of common stock.

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

TRANSACTION REPORTING

You will receive a notice after each transaction showing the details and the share balance in your Plan account.

PLAN ADMINISTRATOR

The Chase Manhattan Bank is the Plan Administrator. ChaseMellon Shareholder Services, L.L.C., a registered transfer agent, will provide certain administrative support to the Administrator.

                        TERMS AND CONDITIONS OF THE PLAN

1. CAN I PARTICIPATE IN THE PLAN?

If you already own common stock and the shares are registered in your name, you may participate immediately. If your shares are held for you in a brokerage account, you may make arrangements with your stockbroker to have some or all of the shares of common stock registered directly in your name. If you do not currently own any common stock, you can participate by making an initial investment in common stock through the Plan. Please see Question 7 for details regarding an initial investment.

If you live outside the U.S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. Anadarko reserves the right to terminate participation of any stockholder if it deems it advisable under any foreign laws or regulations.

Anadarko may aggregate all dividend reinvestments and optional cash purchases for participants with more than one account using the same social security or taxpayer identification number. For participants unable to supply a social security or taxpayer identification number, Anadarko may limit their participation to only one Plan account.

2. HOW DO I GET STARTED?

You can get started in the Plan by completing the enclosed Enrollment Form along with the items required and mailing them to the Administrator in the reply envelope. Your participation will begin after the Enrollment Form is received. Once you have enrolled, your participation continues automatically, as long as you wish.

3. HOW DO I REINVEST DIVIDENDS?

You must have at least 25 shares registered in your name in order to participate in the dividend reinvestment feature of the Plan. You can choose to reinvest all or a portion of the cash dividends paid on shares of common stock you own in additional shares of common stock. If the number of shares registered in your name falls below 25 shares, you will receive a check for the full amount of any dividend. You may change your election at any time by writing to the Administrator. To be effective with respect to a particular dividend, any such change must be received by the Administrator on or before the record date for that dividend.

If you elect to reinvest your dividends, you must choose one of the following when completing the Dividend Reinvestment section of the Enrollment Form:

     FULL DIVIDEND REINVESTMENT: You may purchase additional shares of common stock by reinvesting all of your cash dividends if you have at least 25 shares registered in your name.

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

     PARTIAL DIVIDEND REINVESTMENT: You may purchase additional shares of common stock by reinvesting some of your dividends and receive the balance of your dividends in cash. If you choose to reinvest less than all of your dividends, you must specify the percent of shares on which dividends will be reinvested. The percentage of your shares specified to be reinvested must total the dividend amount you would receive on at least 25 shares.

You may, of course, choose not to reinvest your dividends, in which case the Administrator will remit all dividends to you by check.

4. WHEN ARE DIVIDENDS REINVESTED?

If you have chosen the dividend reinvestment feature, the Administrator will invest dividends in additional shares of common stock purchased on the open market or directly from Anadarko as promptly as practicable, on or after the dividend payment date, normally within one week. Additional shares purchased with dividends will be purchased at a 5% discount from the prevailing market price. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days, the Administrator will remit the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

5. WHAT IS THE SOURCE OF SHARES TO BE PURCHASED UNDER THE PLAN?

All dividends reinvested through the Plan and all optional cash purchases will be used to purchase either newly issued shares directly from Anadarko, shares on the open market or a combination thereof. Shares purchased directly from Anadarko will consist of treasury shares or authorized but unissued shares of common stock.

6. AT WHAT PRICE WILL SHARES BE PURCHASED?

Dividend reinvestment purchases by the Administrator:

     - in the open market will be at 95% of the average price per share of shares purchased. Anadarko will pay all discount amounts and trading fees in connection with open market purchases.

     - from Anadarko will be at 95% of the average of the daily high and low sales price quoted on the New York Stock Exchange (the "NYSE") Composite Transactions listing on the date the shares are purchased.

Optional cash purchases of $10,000 or less by the Administrator:

     - in the open market will be at 100% of the average per share price of shares purchased. Anadarko will pay all trading fees in connection with open market purchases.

     - from Anadarko will be at 100% of the average of the daily high and low sales price quoted on the NYSE Composite Transactions listing on the date the shares are purchased.

Initial investment purchases by the Administrator:

     - in the open market will be at 100% of the average per share price of shares purchased. Anadarko will pay all trading fees in connection with open market purchases.

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

     - from Anadarko will be at 100% of the average of the daily high and low sales price quoted on the NYSE Composite Transactions listing on the date the shares are purchased.

7. HOW DO I MAKE AN INITIAL INVESTMENT?

If you do not own common stock in a Plan account, you can make an initial cash investment for as little as $1,000, but your initial cash investment can not exceed $120,000. In certain instances, however, Anadarko may permit greater initial investments. Simply complete the Enrollment Form and submit it with your check. Only checks made payable to the Chase Manhattan Bank will be accepted. No third party checks will be accepted.

8. HOW DO I MAKE OPTIONAL CASH PURCHASES?

If you already own common stock and are enrolled in the Plan and want to make additional purchases, you can send a check to the Administrator for each purchase. Attach your check to the contribution form on your statement and mail it to the address specified on the statement. Or, if you wish to make regular monthly purchases, you may authorize automatic monthly deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check. Additional cash purchases are subject to a monthly minimum purchase requirement of $50 and a maximum purchase limit of $10,000. In certain instances, however, Anadarko may permit greater optional cash purchases.

Also for the purpose of such limitations, all Plan accounts that Anadarko believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless Anadarko has determined that reinvestment of dividends and optional cash purchases for each such account would be consistent with the purposes of the Plan, Anadarko will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

9. WHEN WILL SHARES BE PURCHASED?

The Administrator will invest initial and optional cash purchases by a stockholder of $10,000 or less per month in whole and fractional shares purchased on the open market or directly from Anadarko as promptly as practicable, but at least once each week. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment. Please read Question 10 for optional cash purchases of more than $10,000.

10. HOW DO I MAKE OPTIONAL CASH PURCHASES OVER THE MAXIMUM MONTHLY AMOUNT?

Optional cash purchases in excess of $10,000 per month may be made only pursuant to a Request for Waiver accepted by Anadarko. If you wish to make an optional cash purchase in excess of $10,000 for any month you must obtain the prior written approval of Anadarko and a copy of such written approval must accompany any such optional cash purchase. A Request for Waiver should be directed to Anadarko via facsimile at (281) 874-3264. ANADARKO HAS SOLE DISCRETION TO GRANT ANY APPROVAL FOR OPTIONAL CASH PURCHASES IN EXCESS OF THE ALLOWABLE MAXIMUM AMOUNT. In deciding whether to approve a Request for Waiver, Anadarko will consider relevant factors including, but not limited to, (a) whether the Plan is then acquiring newly issued shares directly from Anadarko or acquiring shares in the open market or in privately negotiated transactions from third parties, (b) Anadarko's need for additional funds, (c) the attractiveness of obtaining such additional funds through the sale of common stock as compared to other sources of funds, (d) the purchase price likely to apply to any sale of common stock, (e) the stockholder submitting the request,
(f) the extent and nature of such stockholder's prior participation in the Plan,
(g) the number of shares of common stock held of record by such stockholder and
(h) the aggregate number of optional cash purchases in excess of $10,000 for which Requests for Waiver have been submitted by all stockholders. If Requests for Waiver are submitted for any month for an aggregate amount in excess of the amount Anadarko is then willing to accept, Anadarko may honor such requests in order of receipt, pro rata or by any other method that Anadarko determines to be appropriate. With regard to optional cash purchases made pursuant to a Request for Waiver, the Plan does not provide for a predetermined maximum limit on the amount that a stockholder may invest or on the number of shares that may be purchased.

11. WHAT ADDITIONAL PROVISIONS APPLY TO OPTIONAL CASH PURCHASES MADE PURSUANT TO A REQUEST FOR WAIVER?

Optional cash purchases made pursuant to a Request for Waiver will be applied to the purchase of shares of common stock as soon as practicable on or after the first calendar day of the month (the "Investment Date"). However, if the first calendar day falls on a date when the NYSE is closed, the Investment Date will be the first day following such date on which the NYSE is open. Optional cash purchases made pursuant to a Request for Waiver will be acquired at a price equal to the average of the daily high and low sales prices computed up to seven decimal places, if necessary, of the common stock as reported on the NYSE for the five Trading Days (as defined below) immediately preceding the applicable Investment Date. A "Trading Day" means a day on which trades in common stock are reported on the NYSE. The period encompassing the first five Trading Days immediately preceding the next following Investment Date constitutes the relevant "Pricing Period." The Administrator will apply all optional cash purchases for which good funds are received on or before the first business day before the Pricing Period to the purchase of shares of common stock as soon as practicable on or after the next following Investment Date.

THRESHOLD PRICE. Anadarko may establish for a Pricing Period a minimum price (the "Threshold Price") applicable to optional cash purchases made pursuant to a Request for Waiver. At least three business days prior to the first day of the applicable Pricing Period, Anadarko will determine whether to establish a Threshold Price, and if the Threshold Price is established, its amount, and will so notify the Administrator. This determination will be made by Anadarko in its discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the average of the high and low sale prices of the common stock on the NYSE for each Trading Day of the relevant Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day will be excluded from the Pricing Period and all trading prices for that day will be excluded from the determination of the Purchase Price. A day will also be excluded if no trades of common stock are made on the NYSE for that day. For example, if the Threshold Price is not satisfied for one of the five Trading Days in a

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

Pricing Period, then the purchase price will be based upon the remaining four Trading Days in which the Threshold Price was satisfied.

In addition, a portion of each optional cash purchase will be returned for each Trading Day of a Pricing Period in which the Threshold Price is not satisfied or for each day in which no trades of common stock are reported on the NYSE. The returned amount will equal one-fifth of the total amount of such optional cash purchase (not just the amount exceeding $10,000) for each Trading Day that the Threshold Price is not satisfied. For example, if the Threshold Price is not satisfied or no such sales are reported for one of the five Trading Days in a Pricing Period, 1/5 (or 20%) of such optional cash purchase will be returned without interest.

The establishment of the Threshold Price and the possible return of a portion of the investment apply only to optional cash purchases made pursuant to a Request for Waiver. Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. For any particular month, Anadarko may waive its right to set a Threshold Price. Neither Anadarko nor the Administrator shall be required to provide any written notice as to the Threshold Price for any Pricing Period. You may ascertain whether a Threshold Price has been set or waived for any given Pricing Period by telephoning Anadarko at (281) 873-3900.

WAIVER DISCOUNT. Each month, at the same time the Threshold Price is determined, Anadarko may establish a discount from the market price applicable to optional cash purchases made pursuant to a Request for Waiver. Such discount (the "Waiver Discount") may be between 0% and 3% of the purchase price and may vary each month. The Waiver Discount will be established at Anadarko's sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining such additional funds through the sale of common stock as compared to other sources of funds and current and projected capital needs. You may obtain the maximum Waiver Discount, if any, applicable to the next month by telephoning Anadarko at (281) 873-3900. Setting a Waiver Discount for a particular month shall not affect the setting of a Waiver Discount for any subsequent month. The Waiver Discount will apply only to optional cash purchases of more than $10,000. The Waiver Discount will apply to the entire optional cash purchase and not just the portion of the optional cash purchase that exceeds $10,000. Anadarko reserves the right to establish in the future, a discount from the market price for optional cash purchases of $10,000 or less.

Please see the enclosed card for the applicable dates.

12. WILL I RECEIVE CERTIFICATES FOR SHARES PURCHASED?

No, because the Plan provides for share safekeeping. For your convenience, the Administrator will maintain shares purchased under the Plan in your name in non-certificated form. You may, however, request a stock certificate from the Administrator at any time, free of charge.

13. WHAT IS SAFEKEEPING?

Shares of common stock that you buy under the Plan will be maintained in your Plan account for safekeeping. If you own common stock in certificate form, you may deposit your certificates for those shares with the Administrator, free of charge. Certificates forwarded to the Administrator by registered mail will automatically be covered by an Administrator blanket bond up to the first $100,000 of value. Safekeeping protects your shares against loss, theft or accidental destruction. Safekeeping also provides a convenient way for you to keep track of your shares. Only shares held in safekeeping may be sold through the Plan.

14. CAN I GET CERTIFICATES IF I WANT THEM?

Yes. If you should ever want a stock certificate for all or a portion of the whole shares of common stock in your Plan account, the Administrator will send one to you, upon your written request, within two days of the receipt of your instructions. Please allow up to seven days for the certificate to reach you.

15. HOW CAN I TRANSFER OR GIVE GIFTS OF SHARES?

You may transfer or give gifts of common stock to anyone you choose by contacting the Administrator and requesting a Gift/Transfer Form. After the transfer or purchase is completed, upon your request, the Administrator will send you a non-negotiable gift announcement, which you can present to the recipient. A notice indicating the deposit of common stock will be forwarded to the recipient.

16. HOW DO I SELL SHARES?

You can sell shares in your Plan account or other eligible book entry shares at any time by contacting the Administrator. The Administrator will record sales orders on the date of receipt, and process them, when practicable, but at least once each week. The Administrator will send you a check for the proceeds of the sale less any applicable fees and any required tax withholdings. Please see "Plan Service Fees" on the enclosed card.

17. WHAT ARE THE COSTS?

There is no fee for enrolling in the Plan. Participation is voluntary and you may discontinue your participation at any time. However, there are fees associated with the selling of shares. Please see "Plan Service Fees" on the enclosed card.

18. HOW CAN I VOTE MY SHARES?

You will receive proxy material for all shares, full and fractional, in your Plan account. The proxy will be voted in accordance with your direction. If you do not return the proxy card or if you return it unsigned, none of your shares will be voted.

19. IF ANADARKO HAS A RIGHTS OFFERING RELATED TO THE COMMON STOCK, HOW WILL A STOCKHOLDER'S ENTITLEMENT BE COMPUTED?

Your entitlement in a rights offering related to the common stock will be based upon the number of whole shares credited to your Plan account. Rights based on a fraction of a share credited to your Plan account will be sold for that account and the net proceeds will be invested as an optional cash purchase on the next investment date. In the event of a rights offering, transaction processing may be curtailed or suspended by the Administrator for a short period of time following the record date for such action to permit the Administrator to calculate the rights allocable to each account.

20. WHAT PROVISIONS ARE MADE FOR NON-U.S. RESIDENTS?

Cash investments from non-U.S. residents must be in United States currency and will be invested in the same manner as investments from other stockholders. Each stockholder is responsible for reviewing the applicable laws of his or her country of residence

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

prior to investing in common stock. All dividends will be subject to withholding under the terms of any applicable tax treaty provisions.

21. HOW WILL I KEEP TRACK OF MY INVESTMENTS?

The Administrator will send you a transaction notice confirming the details of each transaction you make. If you continue to participate in the Plan, but have no transactions, the Administrator will send you an annual statement after the end of the year detailing the status of your holdings of common stock in your Plan account.

22. WHAT ABOUT TAXES?

You are responsible for any taxes which may be payable on dividends reinvested under the Plan. Additionally, under current tax regulations, your pro-rata portion of the trading fees paid by Anadarko to purchase shares in the open market, any purchase discounts and certain expenses paid to administer the Plan generally, will be considered taxable income to you. The Administrator will send a Form 1099-DIV to you and the Internal Revenue Service after each year-end, reporting all dividend income you received during the year on your common stock. If you sell shares through the Plan, the Administrator will send a Form 1099-B to you and the Internal Revenue Service after each year-end, showing the total proceeds of the transactions. We recommend that you keep your transaction statements for record keeping and tax purposes. IRS regulations are subject to change and you should consult with your tax advisor with respect to the tax treatment of dividends reinvested under the Plan.

23. HOW WOULD I TERMINATE MY PARTICIPATION?

You may withdraw entirely from the Plan merely by giving written notice of termination to the Administrator. Upon termination, you will receive a certificate for the whole shares held for you under the Plan and a check for any fractional shares based on the current market value less any applicable sale fees. Thereafter, future dividends will be sent directly to you by check. Alternatively, if you so direct, the Administrator will sell all whole and fractional shares in your Plan account and send you a check for the proceeds less any applicable fees. The Administrator should receive termination notices no later than four days prior to a dividend record date to avoid the reinvestment of the current dividend or any possible delay in receipt of your shares and/or cash. If your Plan account balance falls below one full share, the Administrator reserves the right to liquidate the fraction and remit the proceeds, less any applicable fees, to you at your address of record.

24. ARE THERE ANY RISKS ASSOCIATED WITH THE PLAN?

Your investment in shares purchased under the Plan is no different from any investment in shares you hold directly. Neither Anadarko nor the Administrator can assure a profit or protect you against a loss on shares purchased. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan.

25. CAN THE PLAN BE AMENDED, MODIFIED, SUSPENDED OR TERMINATED?

Anadarko reserves the right to amend, modify, suspend or terminate the Plan at any time. You will receive written notice of any such amendment, modification, suspension or termination. Anadarko and the Administrator also reserve the right to change any administrative procedures of the Plan.

WHAT ARE THE RESPONSIBILITIES OF ANADARKO AND THE ADMINISTRATOR?

Neither Anadarko nor the Administrator will be liable for any act they do in good faith or for any good faith omission to act.

The payment of dividends is at the discretion of the Anadarko Board of Directors and will depend upon future earnings, the financial condition of Anadarko and other factors. The Board may change the amount and timing of dividends at any time without notice.

27. WHAT IF I HAVE QUESTIONS ABOUT THE PLAN?

Any questions you have about buying or selling shares or any other services offered by the Plan, should be directed to the Administrator at its toll-free number:

                                 1-888-470-5786

A customer service representative will assist you. Once enrolled, you may also use the Administrator's automated voice response system, which will furnish information regarding your account - for example, the number of shares held in the Plan, amount of last dividend check or the closing stock price. Employees of the Administrator are not permitted to give any opinions on the merits of any security or class of securities. You may also write to the Administrator at the following address:

               Chase Manhattan Bank
             c/o ChaseMellon Shareholder Services, L.L.C.
             P. O. Box 3338
             South Hackensack, New Jersey 07606-1938

Be sure to include your name, address, account key and daytime phone number on all correspondence.

NOTE: THIS PLAN IS DESIGNED FOR THE LONG-TERM INVESTOR AND DOES NOT AFFORD THE
      SAME FLEXIBILITY AS A STOCKBROKER ACCOUNT.

Anadarko has appointed Chase Manhattan Bank as Administrator for the Plan. Securities held by the Administrator in your Plan account are not subject to protection under the Securities Investor Protection Act of 1970. The Administrator may use, and commissions may be paid to a broker-dealer that is affiliated with the Administrator. Investors must make independent investment decisions based upon their own judgment and research.

                      WHERE YOU CAN FIND MORE INFORMATION

GENERAL

Anadarko files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we have filed at the SEC's Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and other information regarding the Company. In addition, copies of such reports and other information concerning the Company may also be inspected and copied at the library of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INFORMATION WE FILE WITH THE SEC

The SEC allows us to incorporate by reference the information we have previously filed with them. Incorporation by reference means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the common stock covered by this Prospectus.

Form 8-A, filed on September 4, 1986, for registration of common stock.

Form 8-A, filed on October 5, 1988, for registration of Series A Preferred Stock Purchase Rights.

Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

Form 8-K, filed on May 1, 1998.

Form 8-K, filed on May 7, 1998, which contains the Certificate of Designation for the 5.46% Cumulative Preferred Stock, Series B.

Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

Form 10-K/A, dated June 26, 1998, which contains the Annual Report of the Anadarko Employee Savings Plan on Form 11-K.

This prospectus is part of a registration statement that we filed with the SEC.

You may request a copy of these filings, at no cost, by writing us or phoning us at:

     Corporate Secretary
     Anadarko Petroleum Corporation
     17001 Northchase Drive
     Houston, Texas 77060-2141
     281/875-1101

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

The Company is one of the world's largest independent oil and gas exploration and production companies. As of December 31, 1997, about 74 percent of the Company's proved reserves were located in the U.S., primarily in the mid-continent (Kansas, Oklahoma and Texas) area, offshore in the Gulf of Mexico and in Alaska. At year-end 1997, all of the Company's production was in the U.S. The Company also owns and operates gas gathering assets in its U.S. core producing areas. Internationally, the Company is exploring for and developing crude oil reserves in Algeria's Sahara Desert. The Company's production from the Algeria venture began in May 1998. The Company is also participating in other exploration projects in Eritrea, Jordan, Peru, the North Atlantic Margin and Tunisia.

                                USE OF PROCEEDS

The Company intends to use the proceeds of the sale of any newly issued or treasury shares of common stock under the plan for general corporate purposes. Since the price of the shares of common stock offered under the plan is based on future market prices, the Company is unable to make an advance determination of the price at which shares of common stock will be sold to plan participants or the proceeds of such sale.


                        DESCRIPTION OF CAPITAL STOCK AND

                     RESTATED CERTIFICATE OF INCORPORATION

GENERAL

Under the Company's Restated Certificate of Incorporation, the Company is authorized to issue (i) 200,000,000 shares of common stock, and (ii) 2,000,000 shares of preferred stock.

COMMON STOCK

Holders of the common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled, subject to any preferential rights of holders of preferred stock, to receive such dividends, if any, as may be declared from time to time by the Board in its discretion. Upon any liquidation or dissolution of the Company, the holders of the common stock are entitled, subject to any preferential rights of holders of preferred stock, to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities. The vote of the holders of a majority of the common stock is required for any action by the stockholders of the Company, except as described under "Restated Certificate of Incorporation" below. The Company's eight member Board is divided into three classes of directors serving staggered three-year terms. The Company's common stock is listed on the NYSE under the symbol "APC".

PREFERRED STOCK

Preferred stock generally provides for particular rights, preferences and privileges which are not provided to holders of common stock. The Board is authorized to issue shares of preferred stock in one or more series and to determine the particular rights, preferences and privileges of any series. Preferences and rights established by the Board could have the effect of impeding a change in control of the Company.

The Company has outstanding Series A Junior Participating Preferred Stock pursuant to the Rights Agreement described below. The Company also has outstanding 200,000 shares of 5.46% Series B Cumulative Preferred Stock. The Series B Preferred Stock has no stated maturity and is not subject to a sinking fund or mandatory redemption. The Company may redeem the Series B Preferred Stock at anytime after May 14, 2008. Holders of the Series B Preferred Stock are entitled to receive, when, and as declared by the Board cumulative cash dividends at an annual rate of $54.60 per share.


RESTATED CERTIFICATE OF INCORPORATION


Below is a brief summary of your rights as a holder of the Company's common stock. You can find a complete description of these rights in the Company's Restated Articles of Incorporation. See "Where You Can Find More Information."

We pay dividends on common stock when declared by the Board. However, dividends due on preferred stock must be paid before paying common stock dividends.

Holders of common stock are entitled to one vote per share on all matters on which shareholders vote. They have unlimited and exclusive voting rights except as noted below. Cumulative voting for the election of Directors is not permitted unless a person becomes the beneficial owner of 30% or more of the voting stock of the Company or at any time within the two-year period immediately prior to the date in question was the beneficial owner of 30% or more of the voting stock of the Company.

The following transactions require the approval of at least 80% of the outstanding shares of common stock:

     1. any merger, consolidation or proposal for the liquidation or dissolution of the Company;

     2. transactions that involve commitments of $25,000,000 or more, or constitute 5% of the book value of the total assets or 5% of the stockholders' equity;

     3. any amendment to the by-laws; or

     4. any transaction that increases the proportionate shares of any capital stock, any securities convertible into capital stock or into equity securities of any subsidiary of the Company that is owned by any person who is or has been the owner of 5% or more of the votes entitled to be cast by the holders of all outstanding shares of voting stock.

If any of the transactions described above have been approved by a majority of the directors who are not representatives of a 5% owner, the 80% affirmative vote is not required. In addition, the 80% affirmative vote is not required for transactions where the consideration to be received per share by holders of the common stock and any preferred stock is equal to the highest amount determined under clause 1, 2 and 3 below:

     1. the highest per share price, if any, paid by or on behalf of a 5% holder
        (a) within the three-year period immediately prior to the first public an-nouncement of the transaction; or (b) when the holder reached the 5% threshold;

     2. the fair market value per share on the announcement date or when the holder reached the 5% threshold, whichever is higher; and

     3. the highest preferential amount per share, if any, to which class of shareholders would be entitled in the event of liquidation, dissolution or winding up of the affairs of the Company.

If the Company fails to pay dividends on the preferred stock for six quarterly dividends the number of Company directors will be increased by two and the holders of the Series B Preferred Stock will be entitled to elect the two directors to fill the newly created directorships.

The affirmative vote of 66 2/3% of the outstanding Series B Preferred Stock is required to:

     1. amend the Restated Certificate of Incorporation if the amendment will adversely affect the powers, preferences, privileges or rights of the Series B Preferred Stock; or

     2. create any shares of stock ranking prior to the Series B Preferred
        Stock.

If the Company is liquidated, the holders of the Series B Preferred Stock will be entitled to receive out of the assets of the Company an amount equal to $1,000 per share plus the sum of all accrued and unpaid dividends before any payments are made to common stock holders.

                                 LEGAL MATTERS

J. Stephen Martin, the Company's Vice President and General Counsel, will issue an opinion regarding certain legal matters in connection with the common stock offered pursuant to this prospectus.

                                    EXPERTS

The consolidated financial statements of Anadarko Petroleum Corporation and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 incorporated by reference in the prospectus have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                                    PART  II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses which will be paid by the Company are as follows:

SEC Registration Fee........................................  $ 5,895
Accounting Fees and Expenses................................    5,000
Stock Exchange Listing Fees.................................    1,500
Legal Fees and Expenses.....................................    2,000
Printing and Engraving......................................   15,000
Miscellaneous...............................................      500
                                                              -------
          TOTAL.............................................  $29,895
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides for indemnification of officers and directors under certain conditions.

     Article IX of the By-Laws of the Company provides for indemnification of officers and directors to the fullest extent which may be provided by a by-law under applicable law.

     The Company maintains insurance for officers and directors of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, under insurance policies, the premiums of which are paid by the Company. The effect of these is to indemnify any officer or director of the Registrant against expenses, judgments, attorney's fees and other amounts paid in settlements incurred by an officer or director upon a determination that such person acted in good faith.

ITEM 16. EXHIBITS.

     Exhibits not incorporated by reference to a prior filing are designated by an asterisk (*) and are filed herewith; all exhibits not so designated are incorporated by reference to a prior filing as indicated.


      (4) -- (a) Restated Certificate of Incorporation of the Company,
                 dated August 28, 1986 (originally filed as Exhibit
                 19(a)(i) to Form 10-Q for quarter ended September 30,
                 1986, File No. 1-8968).
             (b) Rights Agreement, dated as of October 4, 1988, between the Company and Manufacturers Hanover Trust Company
                 (originally filed as Exhibit 4 to Form 8-K, dated
                 October 5, 1988, File No. 1-8968).
             (c) By-laws of Anadarko Petroleum Corporation, as amended
                 (originally filed as Exhibit 3(b) to Form 10-Q for the quarter ended June 30, 1996, File No. 1-8968).
             (d) Certificate of Designation of Anadarko Petroleum
                 Corporation 200,000 shares of 5.46% Cumulative Preferred
                 Stock, Series B (originally filed as Exhibit 4(a) to
                 Form 8-K dated May 6, 1998, File No. 1-8968).
      (5) -- Opinion of Counsel to the Company.**
     (23) -- (a) Consent of Counsel to the Company (included in
                 Exhibit 5).
             (b) Consent of KPMG Peat Marwick LLP.**
     (24) -- Powers of Attorney.**
     (99) -- Additional Materials to be mailed with the Company's
               Dividend Reinvestment and Stock Purchase Plan
               Prospectus.**


---------------

 * Filed herewith


** Previously filed

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by-law, contract, arrangement, statute, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF HOUSTON, AND STATE OF TEXAS, ON THE 21ST DAY OF OCTOBER, 1998.


                                          ANADARKO PETROLEUM CORPORATION

                                          By        ROBERT J. ALLISON, JR.*
                                            ------------------------------------
                                                  Robert J. Allison, Jr.,
                                              Chairman of the Board, President
                                                and Chief Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 21ST DAY OF OCTOBER, 1998:


                            SIGNATURE                                       TITLE
  (I)  PRINCIPAL EXECUTIVE OFFICER:*

                     ROBERT J. ALLISON, JR.                   Chairman of the Board, President
       ---------------------------------------------------      and Chief
                     Robert J. Allison, Jr.                     Executive Officer

 (II)  PRINCIPAL FINANCIAL OFFICER:*

                         MICHAEL E. ROSE                      Senior Vice President,
       ---------------------------------------------------      Finance and Chief
                         Michael E. Rose                        Financial Officer

(III)  PRINCIPAL ACCOUNTING OFFICER:*

                         JAMES R. LARSON                      Vice President and Controller
       ---------------------------------------------------
                         James R. Larson

 (IV)  DIRECTORS:*

                     ROBERT J. ALLISON, JR.
       ---------------------------------------------------
                     Robert J. Allison, Jr.

                        CONRAD P. ALBERT
       ---------------------------------------------------
                        Conrad P. Albert

                          LARRY BARCUS
       ---------------------------------------------------
                          Larry Barcus

                          RONALD BROWN
       ---------------------------------------------------
                          Ronald Brown

                         JAMES L. BRYAN
       ---------------------------------------------------
                         James L. Bryan

                            SIGNATURE

                       JOHN R. BUTLER, JR.
       ---------------------------------------------------
                       John R. Butler, Jr.

                         JOHN R. GORDON
       ---------------------------------------------------
                         John R. Gordon

                          JOHN N. SEITZ
       ---------------------------------------------------
                          John N. Seitz

* Signed on behalf of the registrant and each of these persons:

 By            SUZANNE SUTER
     ---------------------------------
     (Suzanne Suter, Attorney-in-Fact)

                                INDEX TO EXHIBIT


      (4) -- (a) Restated Certificate of Incorporation of the Company, dated August 28, 1986 (originally filed as Exhibit
                 19(a)(i) to Form 10-Q for quarter ended September 30,
                 1986, File No. 1-8968).
             (b) Rights Agreement, dated as of October 4, 1988, between the Company and Manufacturers Hanover Trust Company
                 (originally filed as Exhibit 4 to Form 8-K, dated
                 October 5, 1988, File No. 1-8968).
             (c) By-laws of Anadarko Petroleum Corporation, as amended
               (originally filed as Exhibit 3(b) to Form 10-Q for the
                 quarter ended June 30, 1996, File No. 1-8968).
             (d) Certificate of Designation of Anadarko Petroleum
               Corporation 200,000 shares of 5.46% Cumulative Preferred
                 Stock, Series B (originally filed as Exhibit 4(a) to
                 Form 8-K dated May 6, 1998, File No. 1-8968).
      (5) -- Opinion of Counsel to the Company.**
     (23) -- (a) Consent of Counsel to the Company (included in Exhibit
                 5).
             (b) Consent of KPMG Peat Marwick LLP.**
     (24) -- Powers of Attorney.**
     (99) -- Additional Materials to be mailed with the Company's
               Dividend Reinvestment and Stock Purchase Plan
             Prospectus.**


---------------

 * Filed herewith


** Previously filed